LKQ Corporation to Offer $500 Million Senior Unsecured Notes
Chicago, IL (April 29, 2013)- LKQ Corporation (Nasdaq:LKQ) today announced that it intends to privately offer, subject to market and other conditions, $500 million in aggregate principal amount of senior unsecured notes. The notes will be fully and unconditionally guaranteed by certain of the Company's subsidiaries. The Company intends to use the net proceeds from the offering to repay borrowings under its revolving credit facility, to pay related fees and expenses and for general corporate purposes.
The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes in the offering, nor shall there be any sale of such notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to proposed offering of the senior unsecured notes and our ability to complete such offering. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012 and in our Form 10-Q for the period ended March 31, 2013, and are described in other periodic filings with the Securities and Exchange Commission. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date, on which it was made, except as required by law.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com